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                                                                       EXHIBIT 5


                                 LAW OFFICES OF
                      Paul, Hastings, Janofsky & Walker LLP
       A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

                              695 TOWN CENTER DRIVE
                        COSTA MESA, CALIFORNIA 92626-1924
                            TELEPHONE (714) 668-6200
                            FACSIMILE (714) 979-1921
                              INTERNET www.phjw.com




                                December 30, 1996



(714) 668-6200



SRS Labs, Inc.
2909 Daimler Street
Santa Ana, California 92705

          Re:     SRS Labs, Inc.
                  Stock Option Agreement dated January 19, 1994, between SRS Labs, Inc. and Stephen V. Sedmak

Ladies and Gentlemen:

                  We have acted as counsel for SRS Labs, Inc., a Delaware corporation (the "Company"), in connection with the Stock Option Agreement dated January 19, 1994, between the Company and Stephen V. Sedmak, as amended (the "Sedmak Option Agreement"). We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon we are of the opinion that the shares of the Company's common stock, $.001 par value per share (the "Common Stock"), that may be issued and sold pursuant to the Sedmak Option Agreement will be, when issued and sold in accordance with the Sedmak Option Agreement, duly authorized, validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 to be filed by the Company on or about December 30, 1996, to effect registration of the shares of Common Stock to be issued and sold pursuant to the Sedmak Option Agreement under the Securities Act of 1933, as amended.

                                      Very truly yours,



                                      /s/ Paul, Hastings, Janofsky & Walker LLP